EXHIBIT 11.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Offering Circular on Form 1-A/A of Chemesis International Inc. of our report dated April 16, 2019, related to the financial statements of GSRX Industries Inc. as of December 31, 2018 and 2017 and for the years then ended.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

July 17, 2020